EXHIBIT 11.2
                                                                    ------------



NEXEN INC.
COMPUTATION OF EARNINGS PER SHARE - U.S. GAAP
FOR THE YEAR ENDED DECEMBER 31, 2003

(Amounts in Cdn$ millions except per share amounts)

                                                            2003                                                     2002     2001
                                                          -------------------------------------------------------  ------   ------
                                                          Quarter 1   Quarter 2   Quarter 3   Quarter 4   Annual   Annual   Annual
                                                          ------------------------------------------------------   ------   ------
Net income (loss) from continuing operations available
     to common stockholders (U.S. GAAP)                        $219        $159        $167        ($70)    $475     $338     $348
                                                          ------------------------------------------------------   ------   ------

Net income (loss) available to common stockholders
     (U.S. GAAP)                                               $189        $164        $137        ($70)    $420     $352     $365
                                                          ------------------------------------------------------   ------   ------

BASIC
     Weighted average number of common
        shares outstanding (thousands)                        123.1       123.3       123.8       124.8    123.8    122.4    120.7

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS           $1.78       $1.29       $1.35      ($0.56)   $3.83    $2.77    $2.89
                                                          ======================================================   =======  ======

BASIC EARNINGS PER SHARE                                      $1.53       $1.33       $1.11      ($0.56)   $3.39    $2.88    $3.03
                                                          ======================================================   =======  ======

DILUTED
     Weighted average number of common                        123.1       123.3       123.8       124.8    123.8    122.4    120.7
        shares outstanding (thousands)

     Net additional shares issuable pursuant to
        stock options (thousands):
           Issuable on exercise                                 5.1         5.1         8.9         8.1      6.2      8.1      4.7
           Re-purchasable from proceeds                        (4.4)       (4.4)       (7.4)       (6.3)    (5.1)    (6.7)    (3.3)
                                                          ------------------------------------------------------   ------   ------

     Net dilutive effect of stock options (thousands)           0.7         0.7         1.5         1.8      1.1      1.4      1.4
                                                          ------------------------------------------------------   ------   ------

     Adjusted number of common shares (thousands)             123.8       124.0       125.3       126.6    124.9    123.8    122.1

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS         $1.77       $1.28       $1.33      ($0.55)   $3.80    $2.73    $2.85
                                                          ======================================================   =======  ======

DILUTED EARNINGS PER SHARE                                    $1.53       $1.32       $1.09      ($0.55)   $3.36    $2.84    $2.99
                                                          ======================================================   =======  ======